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                                                                     Exhibit 5.1

TIMOTHY J. MCGARY
ATTORNEY AT LAW

10500 SAGER AVENUE, SUITE F
FAIRFAX, VIRGINIA 22030-2418
TELEPHONE (703) 591-1336
FAX (703) 591-2253

November 17, 1999

e-Environmental Enterprises, Inc.
301 S. West Street
Alexandria, Virginia 22314

Re:  e-Scrub Environmental Enterprises, Inc.

Gentlemen,

I have acted as counsel to e-Scrub Environmental Enterprises, Inc. (f.k.a. Virginia Accelerators Corp.), a corporation organized and existing under the laws of the Commonwealth of Virginia (the "Company"), in connection with the offering and sale of up to a maximum of eight hundred thousand (800, 000) shares of common stock ("Shares") of the Company. In addition to this assignment the undersigned routinely functions as the general counsel to the corporation on a contract basis.

In connection with my representation of the Company, I have not been requested to, nor have I assisted the Company in connection with the preparation, execution and delivery of the offering documents and am not familiar with the certain steps taken by the Company in connection therewith. I have, for the purposes of this opinion, only been requested to verify that the Company was a legitimate company, authorized to do business and in good standing with the Commonwealth of Virginia.

I have made such inquiry of the officers of the Company and have examined such corporate and other records, documents, agreements and instruments, certificates of the officers of the Company and of public officials and have examined such questions of law as I have deemed necessary for the purposes of this opinion. In rendering this opinion, I have relied, as to all questions of fact material to this opinion, upon certificates of public officials and the officers of the Company. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, whether certified or not.

In rendering my opinion, I have relied on the following documents:

1. The Certificate of Incorporation issued by the State Corporation Commission, dated February 15, 1995.

2.   A copy of the Bylaws of the Corporation

3. The minute book and other corporate records containing resolutions of the shareholders, board of directors, and various amendments to the Articles of Incorporation culminating in a restatement of the Articles of Incorporation dated December 12, 1996 and a restatement of the Articles of Incorporation adopted by the Board of Directors and Shareholders on October 11, and October

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15, 1999 respectively, such restatement as been forwarded to the State
Corporation Commission, but a certificate of Amendment as not been issued.

4. A certificate of the State Corporation Commission dated November 9, 1999 indicating that the corporation was organized on February 15, 1995 and remains a duly incorporated and validly existing corporation under the laws of the Commonwealth of Virginia.

The documents identified in clauses (1) through (4) above are herein referred to as the "Documents".

In rendering this opinion, I have assumed the following to be true:

(1) The authenticity and completeness of all Documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies;

(2) Regarding Documents executed by parties, that such parties (if they are corporations) have the corporate power to enter into and perform all obligations under those Documents, the due authorization by all requisite corporate action of the execution, delivery, and performance of the Documents by such parties (if they are corporations);

(3) Physical delivery of the Documents where delivery is a prerequisite to their enforceability; and

(4)  The capacity of natural persons.

(5) The issuance by the Virginia State Corporation Commission of a certificate of Amendment with respect to the amendments adopted on October 15, 1999.

I disclaim any responsibility for any changes that might have occurred with respect to the status of the Company, or any other factual matters addressed in the Certificate of Good Standing ("Certificate") from and after the date of the Certificate. I also assume that the Certificate from public officials and the records upon which it is based are accurate and complete. Factual matters concerning the Company stated to be "to the best of my knowledge" are based on my general knowledge in connection with my limited representation of the company without any special investigation.

Based on the foregoing, and in reliance on and subject to the assumptions, qualifications, exceptions, and limitations set forth in this letter, I am of the opinion that:

The Shares have been, or will be, upon the occurrence of the issuance of the certificate mentioned in paragraph (5) above, duly and validly authorized and will after the registration statement relating thereto has been declared effective by the securities administrators of the state or body in which it was filed, and upon issuance and delivery against receipt by the Company of the offering price specified in such registration statement, be legally validly issued, paid and non-assessable.

This opinion is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. My opinion is strictly limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

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The sole claim of any invalidity of or irregularity in any corporate action that is known to the undersigned is a certain action pending in the United States District Court for the District of Columbia, between M. Diane a former director of the company and the Company. Mr. Diane, makes certain unspecified allegations of irregularity of notice of a shareholders meeting, among other claims with respect the dealings between Mr. Diane and the company. However, such action does not seek any remedy that includes the invalidation of the action of the shareholder at such meeting.

This opinion is rendered as of the date set forth above. I expressly disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur after this date or otherwise to update this opinion.

Thank you for your consideration and co-operation in this regard. If you have any further questions or require any additional information, please do not hesitate to contact me at the above telephone number.

Sincerely,

/s./ Timothy J. McGary
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     Timothy J. McGary